SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): June 22, 2012

Coronado Biosciences, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction

of incorporation)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 New England Executive Park, Burlington, Massachusetts		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 238-6621

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 22, 2012, Coronado Biosciences, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. and Roth Capital Partners, LLC, as co-representatives of the underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters an aggregate of 5,750,000 shares of common stock (the “Shares”) at a public offering price of $5.00 per share (the “Offering”). The Shares include 750,000 shares of common stock subject to the over-allotment option granted to the Underwriters, which option was exercised in full on June 25, 2012. The Underwriters will purchase the Shares at a six and one-half percent discount of the public offering price, for an aggregate discount of $1,868,750. The Offering is expected to close on June 27, 2012, subject to customary closing conditions. The Company expects that the net proceeds of the Offering will be approximately $26.5 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Shares are being issued pursuant to a registration statement on Form S-1 (File No. 333-181856) declared effective by the Securities and Exchange Commission on June 21, 2012.

This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 22, 2012, the Company issued a press release announcing the Offering. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement dated June 22, 2012 by and between the Company, Oppenheimer & Co. Inc. and Roth Capital Partners, LLC.

99.1	Press Release dated June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

By:	/s/ Dale Ritter
Name:	Dale Ritter
Title:	Senior Vice President and Chief Accounting Officer

Dated: June 26, 2012